Exhibit 99.1

                              CONSULTING AGREEMENT

      This consulting agreement is made and entered into effective the day of 1st February, 2001, by and between GARY CELLA ("Consultant") and GAMECOM, INC. (the "Corporation").

                                  I. EMPLOYMENT

      It is the desire of the Corporation to engage the services of Consultant to perform for the Corporation certain consulting services regarding financial matters, and other services for the operations of the Corporation with administrative offices located at Arlington, Texas.

      It is the desire of Consultant to consult with the board of directors, the officers, and the administrative staff of the Corporation, and to undertake for the Corporation a consultation as to the direction of investment banking functions in the management of the Corporation.

                             II. TERM OF EMPLOYMENT

      The respective duties and obligations of the parties to this consulting agreement shall commence on February 1, 2001, and shall continue thereafter until terminated by either party giving 60 days' written notice to the other party.

                            III. DUTIES OF CONSULTANT

                                     Duties

      Consultant shall be available to consult with the board of directors, the officers, and the administrative staff of the Corporation at reasonable times concerning any problem of importance concerning the business affairs of the Corporation, provide strategic business partnering introductions and advice, and provide marketing direction and introductions as required.

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                             Independent Contractor

      With respect to the services to be performed by Consultant under this consulting agreement, Consultant shall be an independent contractor of the Corporation and shall not be deemed an employee.

                             Advice as to Contracts

      From time to time, the Corporation may deem it advisable to enter into agreements with other firms and corporations regarding the operations of the Corporation. With regard to these agreements, Consultant shall assist the Corporation in the negotiation of the terms and conditions of such agreements. However, Consultant shall have no power to bind the Corporation to any agreement.

                          Engaging in Other Employment

      Consultant shall be available at reasonable times for the services provided for in this consulting agreement, but shall devote only such time to the affairs of the Corporation as the Consultant, in his sole judgment, shall deem necessary. Consultant may represent, perform services for, and be employed by such additional persons or companies as the Consultant, in his sole discretion may desire.

                                IV. COMPENSATION

      As compensation for services rendered under this agreement, Consultant shall be entitled to receive from the Corporation 50,000 shares of the Corporation's restricted common stock, and 50,000 shares of the Corporation's free-trading common stock, to be delivered to Consultant no later than February 28, 2001.

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                                   V. GENERAL

      This agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created under the contract are performable in Tarrant County, Texas.

      The parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement.

      This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement.

      This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement.

      All agreements, warranties, representations, and indemnifications contained in this agreement shall survive the closing.

      This consulting agreement shall be deemed a personal services contract with regard to the Consultant, and Consultant may not assign any or all of his or her interest in this agreement without the written consent of the Corporation.

      EXECUTED this _____ day of __________ , 2001.


                                    CONSULTANT:


                                    ------------------------------------------
                                    GARY CELLA



                                    GAMECOM, INC.

                                    by:
                                       ---------------------------------------
                                       L. Kelly Jones, chief executive officer